Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Jefferson Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(o)	$100,000,000	$153.10 per $1,000,000	$15,310

Fees Previously Paid

	Total Offering Amounts				$100,000,000

	Total Fees Previously Paid				$0

	Total Fee Offsets				$0

	Net Fee Due				$15,310

(1)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.